EXHIBIT 1
JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of common stock, no par value, of Synchrony Financial is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1). This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 13, 2015

GENERAL ELECTRIC COMPANY

By:	/s/ Jonas Svedlund
	Name:	Jonas Svedlund
	Title:	Attorney-in-fact

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Jonas Svedlund
	Name:	Jonas Svedlund
	Title:	Attorney-in-fact

GE CONSUMER FINANCE, INC.

By:	/s/ Alexander Dimitrief
	Name:	Alexander Dimitrief
	Title:	Secretary